EXHIBIT 23.1



                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Air Methods Corporation:

We consent to incorporation by reference in the registration statement on Form S-8 (No. 333-60825) of Air Methods Corporation of our report dated July 3, 2003 relating to the statements of net assets available for participant benefits of the Air Methods Corporation 401(k) Plan as of December 31, 2002 and 2001, and the related statements of changes in net assets available for participant benefits for the years then ended, and the supplemental schedule, which report appears in the December 31, 2002 Annual Report on Form 11-K of the Air Methods Corporation 401(k) Plan.


                                    KPMG LLP



Denver, Colorado
July 11, 2003